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                                                                   EXHIBIT 10.20


[Date]


[Officer Name]
Fuisz Technologies Ltd.
14555 Avion at Lakeside
Chantilly, Virginia 20151

Dear [Officer]:

I refer to our agreement with you regarding your employment with Fuisz Technologies Ltd. In consideration of your acceptance of your new responsibilities as [title] of Fuisz Technologies Ltd., your continued employment with us and our mutual intention of a long and productive relationship together, we hereby agree to the following conditions of your employment:

1. The term of your employment shall be extended until December 31, 2000 and be renewable thereafter for periods and upon terms mutually acceptable to the parties. Annual reviews will be carried out in December of each year with any award being implemented from the following January 1.

2. Notwithstanding any other provision of your employment with us or the Fuisz Technologies Ltd. 1994 Stock Option Plan (the "Option Plan"), the compensation due thereunder, and the options granted to you pursuant to the Option Plan, shall accelerate so that you shall have the right to such compensation and the exercise of such options which would, but for this provision, not yet be due or exercisable, immediately prior to any Change of Control that occurs during the term of the Employment Agreement. For purposes hereof, a "Change of Control" shall mean any of the following events: the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13D-G thereunder) of 30% or more of the common equity securities of Fuisz is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), or the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of the business of Fuisz Technologies Ltd. of assets or earnings constituting more than 50% of the assets or earning power of Fuisz Technologies Ltd. and its subsidiaries (taken as a whole) to any such person or group of persons.

I look forward to our continued working relationship.

Sincerely,



Kenneth W. McVey
President and Chief Executive Officer